NOTIFICATION OF THE REMOVAL FROM LISTING AND
REGISTRATION OF THE STATED SECURITIES

NYSE Amex hereby notifies
the SEC of its intention to remove
the entire class of the stated securities from listing and registration on the Exchange at the opening of business on December 27, 2011, pursuant to the provisions of Rule 12d2-2 (a) 17CFR240.12d2-2(a)(3)

The removal of AdCare Health Systems, Inc.
Warrants to Purchase Common Stock expiring
September 26, 2011is being effected because the Exchange knows or is reliably informed that on September 26, 2011 all rights pertaining to the entire class of this security were extinguished.

The security was suspended by the
Exchange on September 26, 2011.